May 3, 2004	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. To Hold 15th Annual Meeting of Shareholders

Springfield, Mo. (NASDAQ: GSBC) - Great Southern Bancorp, Inc., the holding company of Great Southern Bank, will hold its 15th Annual Meeting of Shareholders at 10 a.m. CDT on Tuesday, May 4, 2004, at the Missouri Sports Hall of Fame, Springfield, Mo. The Annual Meeting presentation and scripts will be available on the company's Web site, www.greatsouthernbank.com, beginning at 10:45 a.m.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Missouri, Great Southern operates 29 branches and more than 140 ATMs throughout southwest and central Missouri. The company also serves lending needs in metropolitan Kansas City through its Kansas City-based loan production branch and in the Northwest Arkansas region through its loan production office in Rogers, Arkansas. The stock of Great Southern Bancorp, Inc., is quoted on the NASDAQ National Market System under the symbol "GSBC".

www.greatsouthernbank.com